Exhibit 10.3

RESTATED AMENDMENT TO LICENSE AGREEMENT (B)

This Restated Amendment to License Agreement (this “Restated Amendment”) is made and effective as of January 31, 2005 (“Effective Date”), by and between the University of Florida Research Foundation, Inc. (“UFRF”), a nonstock, nonprofit Florida corporation, and Applied Genetic Technologies Corporation (“Licensee”), a corporation organized and existing under the laws of the State of Delaware.

WHEREAS, UFRF and Licensee (collectively the “Parties”) entered into that certain patent license agreement known as Agreement No. 2001-09-13B (the “License Agreement”) covering certain Licensed Patents, such License Agreement being dated and effective September 25, 2001; and

WHEREAS, the Parties have several times amended the License Agreement and have agreed to further amend certain terms of the License Agreement as set forth herein and intending for this Restated Amendment to restate all prior amendments and give no further effect to all such prior amendments;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Agreement as follows

AMENDMENT

1. Capitalized Terms. Unless otherwise defined herein, capitalized terms used in this Restated Amendment will have the respective meanings assigned thereto by the provisions of the License Agreement.

2. Prior Amendments. The Parties previously amended the License Agreement as follows: (i) pursuant to the terms of that certain First Amendment to License Agreements dated July 7, 2003, to amend certain terms related to payments and improvements; (ii) pursuant to that certain Second Amendment to License Agreement dated November 24, 2003, to amend certain terms related to due diligence dates; and (iii) pursuant to that certain Fourth Amendment dated November (undated), 2004 to amend certain terms related to royalties. The Parties acknowledge that the Fourth Amendment was mis-numbered and that no other amendments to the License Agreement exist. The Parties acknowledge and agree that upon the execution of this Restated Amendment all prior amendments shall be given no further effect, and that this Restated Amendment shall encompass all applicable amendments to the License Agreement as of the Effective Date.

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3. Amendment to Section 1 of the License Agreement. The following new Section 1.11 is incorporated into the License Agreement:

“1.11.	“JHU/UFRF Agreement” shall mean the Standard Exclusive License Agreement With Sublicensing Terms, dated October 7, 2003, among Johns Hopkins University (“JHU”), UFRF and Licensee, as amended by a First Amendment thereto and as further amended from time to time in effect.”

4. Amendment to Section 2.2.2 of the License Agreement. Section 2.2.2 of the License Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“2.2.2.	In respect to Sublicenses granted by Licensee under Section 2.2.1, Licensee shall pay to UFRF an amount equal to what Licensee would have been required to pay to UFRF had Licensee sold the amount of Licensed Products sold by such Sublicensee. In addition, if Licensee receives any fees, minimum royalties, or other cash payments in consideration for any rights granted under a Sublicense, and such payments, fees or minimum royalties are not based directly upon the amount or value of Licensed Products sold by the Sublicensee, then Licensee shall pay UFRF [**] of such payments in the manner specified in Section 3.6. Licensee shall not receive non-cash consideration for sublicense rights without the written approval of UFRF. Licensee shall provide UFRF with a copy of each sublicense agreement within thirty (30) days of the execution of each such sublicense agreement.”

5. Amendment to Section 2.3 of the License Agreement. Section 2.3 of the License Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“2.3.

To the extent permitted by applicable law, Licensee hereby grants and shall use its best efforts to require its Sublicensee(s) to grant UFRF the right to negotiate for sixty (60) days following disclosure of Improvements (as defined herein) to obtain a nonexclusive, royalty-free, irrevocable, paid-up license to make and use for research, educational, and clinical purposes, including research for any sponsors, excluding for-profit sponsors, any and all inventions hereafter made by Licensee (or its Sublicensee(s)) to the extent any such inventions are Improvements. “Improvements” shall mean any modification of an invention described in Licensed Patents which, if unlicensed, would infringe one or more claims of the Licensed Patents. Licensee shall provide UFRF with a written, enabling disclosure of each such invention (such as a U.S. patent application), unambiguously identifying it as an invention governed by this paragraph, within six (6) months of filing a patent application thereon. If the parties do not enter into a license agreement, after negotiating in good faith, within sixty (60) days of the date of the disclosure, UFRF’s rights under this Section 2.3 shall be

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deemed terminated, but only with respect to the invention so disclosed. Any nonexclusive, royalty-free, irrevocable, paid-up license granted to UFRF to make and use Improvements shall specifically exclude the right to sell, import or export Improvements.”

6. Amendment to Section 3.2 of the License Agreement. Section 3.2 of the License Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“3.2.	In addition to the Section 3.1 License Issue Fee, Licensee agrees to pay UFRF as earned royalties a royalty calculated as a percentage of Net Sales in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of: (i) the date the Licensed Product and/or Licensed Process is actually sold and paid for; (ii) the date an invoice is sent by Licensee; or (iii) the date a Licensed Product and/or Licensed Process is transferred to a third party for promotional reasons. The royalty for the License Agreement Group, whether owed to UFRF for itself or to UFRF on behalf of other joint owners such as JHU, shall remain fixed while this Agreement is in effect at a rate of [**] of Net Sales. In the event that licenses from third parties are required by Licensee in order to make, have made, use, sell, offer to sell or import any particular Licensed Product or Licensed Process, then the earned royalty which Licensee is obligated to pay UFRF under this Section 3.2 shall be reduced by [**] for each one dollar ($1.00) in royalties which Licensee is obligated to pay to third parties under such licenses, further provided, however that the royalties payable to UFRF under this Section 3.2 shall not be reduced to less than [**] of the applicable Net Sales. If a Licensed Product or Licensed Process is covered under another patent of UFRF, whether or not jointly owned, the rights to which have been licensed to Licensee by UFRF or jointly by UFRF and other joint owners such as JHU under any of the license agreements of the License Agreement Group, as amended and from time to time in effect, duplicative royalties for the sales of such Licensed Product or Licensed Process shall not be owed to UFRF or other joint owners such as JHU by Licensee. Under such circumstances, the royalty calculation shall be made only once, even though the sale of the Licensed Product or Licensed Process may fall under more than one patent and more than one license agreement. With respect to the JHU/UFRF Agreement, UFRF acknowledges that it (not Licensee) has the sole obligation to pay JHU.”

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7. Amendment to Section 3.3.2 of the License Agreement. Section 3.3.2 of the License Agreement is hereby amended to increase the amount of the milestone payment associated with [**] from [**] to [**]. The remaining milestone payments remain unchanged.

8. Amendment to Section 3.4.1 of the License Agreement. Section 3.4.1 of the License Agreement is hereby amended to delete the reference to quarterly Development Reports to be replaced by a reference to biannual Development Reports. Accordingly, the sentence fragment of Section 3.4.1 subpart (ii) is hereby deleted and the following is substituted in lieu thereof:

“(ii) within one (1) month following June 30 and December 31 of every calendar year and continuing until the date of first commercial sale of Licensed Products, it will supply UFRF with a written Development Report (see Exhibit A).”

9. Amendment to Section 3.4.2 of the License Agreement. Section 3.4.2. of the License Agreement is hereby deleted in its entirety and the following provision is substituted in lieu thereof:

“3.4.2.	Licensee agrees to the following development milestones for [**]:

[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Each of the above-described development milestones shall be completed by Licensee and/or its Sublicensees by the agreed dates or this License may be terminated by UFRF pursuant Section. 7.3 of this Agreement.”

10. Effect of Amendment. The provisions of the License Agreement are hereby amended and modified by the provisions of this Restated Amendment. Any prior written agreement or amendment purporting to amend the terms of the License Agreement shall be given no effect. If any provisions of the License Agreements are materially different from or inconsistent with any of the provisions of this Restated Amendment, the provisions of this Restated Amendment shall control, and the provisions of the License Agreement shall, to the extent of such difference or inconsistency, be deemed to be amended and modified.

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11. Single Agreement. This Restated Amendment and the License Agreement, as amended and modified by the provisions of this Restated Amendment, shall each constitute and be construed as a single agreement.

12. Governing Law. This Restated Amendment shall be governed by and construed in accordance with the substantive laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have duly executed this Restated Amendment effective as of the date first written above.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

By:	/s/ David L. Day	Date: January 31, 2005

David L. Day

Director, Office of Technology Licensing

APPLIED GENETIC TECHNOLOGIES CORPORATION

By:	/s/ Susan Washer	Date: January 31, 2005

Susan Washer

Chief Executive Officer

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